EXHIBIT 14

MANHATTAN SCIENTIFICS, INC.

CODE OF ETHICS

FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCE OFFICERS

Manhattan Scientifics, Inc. (the “Company”) is committed to conducting its business in accordance with applicable laws, rules and regulations and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Company’s Chief Executive Officer, Chief Financial Officer and Controller, or persons performing similar functions, (collectively, “Senior Officers”), sets forth specific policies related to the performance by the Senior Officers of their duties.

A Senior Officer must not only comply with applicable law but also engage in and promote honest and ethical conduct and abide by this Code of Ethics and any other Company policies and procedures that govern the conduct of the Company’s business.

Senior Officers will:

•

Act with honesty and integrity, avoiding conflicts of interest in their personal and professional relationships.

•

Provide shareholders with information that is accurate, complete, objective, fair, relevant, timely and understandable, including in our filings with and other submissions to the U.S. Securities and Exchange Commission.

•

Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•

Treat confidential information acquired in the course of one’s work as such and not use it for personal advantage.

•

Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the Company’s financial statements or accounting books and records.

•

Achieve responsible use, control, and stewardship over all Company assets and resources that are employed or entrusted to us.

•

Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.

If a Senior Officer knows of or suspects a violation of applicable laws, rules or regulations or this Code of Ethics, such Senior Officer must immediately report that information to the Chief Executive Officer or any member of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

If a Senior Officer seeks a waiver of the Code of Ethics, such Senior Officer must make full disclosure of his particular circumstances to the Chief Executive Officer and the Board of Directors. Amendments to and waivers of this Code of Ethics will be publicly disclosed if and as required by applicable laws and regulations.